Free Writing Prospectus
Filed pursuant to Rule 433
Registration Statement No. 333-178081
Dated July 10, 2013

Market Plus Notes due July 24, 2014
Based on the Performance of the Mexican Peso Relative to the U.S. Dollar
Principal at Risk Securities

PAYOFF DIAGRAM


Payment at Maturity on the Securities
Currency Performance

The table to the right illustrates a range of hypothetical currency performances and hypothetical total returns on the securities for a range of hypothetical final exchange rates. The table assumes an initial exchange rate of 12.

HYPOTHETICAL PAYOFF EXAMPLES

Hypothetical Final Exchange Rate	Hypothetical Currency Performance	Hypothetical Total Return on the Securities
0.001	99.99%	99.99%
1.2	90.00%	90.00%
2.4	80.00%	80.00%
3.6	70.00%	70.00%
4.8	60.00%	60.00%
6	50.00%	50.00%
7.2	40.00%	40.00%
8.4	30.00%	30.00%
9.6	20.00%	20.00%
10.8	10.00%	10.00%
10.842	9.65%	9.65%
11.4	5.00%	9.65%
12	0.00%	9.65%
12.6	-5.00%	9.65%
13.2	-10.00%	9.65%
13.3	-10.83%	-10.83%
14.4	-20.00%	-20.00%
15.6	-30.00%	-30.00%
16.8	-40.00%	-40.00%
18	-50.00%	-50.00%
19.2	-60.00%	-60.00%
20.4	-70.00%	-70.00%
21.6	-80.00%	-80.00%
22.8	-90.00%	-90.00%
24	-100.00%	-100.00%

HYPOTHETICAL PAYOUTS ON THE SECURITIES AT MATURITY

Please read the sections entitled Hypothetical Payouts on the Securities at Maturity" and "Hypothetical Examples" in the accompanying preliminary pricing supplement for examples of how to calculate the currency performance and the payment at maturity. The examples are provided for illustrative purposes only. The actual initial exchange rate will be determined on the pricing date and the final exchange rate will be determined on the valuation date. All payments on the securities are subject to the credit risk of Morgan Stanley.

KEY RISKS / CONSIDERATIONS

- The securities do not pay interest or guarantee return of any principal.
- The currency performance formula will diminish any appreciation and magnify any depreciation of MXN relative to the dollar.
- The appreciation potential of the securities is limited by the currency performance formula.
- The securities are subject to currency exchange risk.
- The securities are exposed to a single emerging markets currency and therefore expose you to significant non-diversified currency risk.
- The securities will not be listed on any securities exchange and secondary trading may be limited.
- The market price of the securities may be influenced by many unpredictable factors.
- The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.
- Government intervention in the currency markets could materially and adversely affect the value of the securities.
- Even though currencies trade around-the-clock, the securities will not.
- Suspension or disruptions of market trading in the Mexican peso may adversely affect the value of the securities.
- The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.
- The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.
- The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.
- Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities.
- Additional risk factors can be found in the accompanying preliminary pricing supplement and the following pages of this document.

KEY TERMS

Issuer	Morgan Stanley
Expected maturity date	July 24, 2014
Interest	None
Underlying currency	Mexican peso ("MXN")
Payment at maturity	$1,000 + currency return amount. This payment may be greater than or less than the stated principal amount.
Currency return amount	If the currency performance is **greater than or equal to** the downside threshold value, the currency return amount will equal: $1,000 x [the greater of (i) currency performance and (ii) fixed percentage] If the currency performance is **less than** the downside threshold value, the currency return amount will equal: $1,000 x currency performance *In this scenario, the payment at maturity will be less than $900 per stated principal amount of securities and could be zero. There is no minimum payment at maturity on the securities.*
Downside threshold value	–10%
Fixed percentage:	9.65%
Currency performance	1 - (final exchange rate / initial exchange rate), *provided that* in no event will the currency performance be less than -100% *This formula effectively limits the positive currency performance to 100% and therefore limits the maximum payment at maturity per security to $2,000, but the formula does not limit the downside and you can lose your entire initial investment in the securities. See "How Does The Currency Performance Formula Work?" in the accompanying preliminary pricing supplement.*
Initial exchange rate	The exchange rate on the pricing date
Final exchange rate	The exchange rate on the valuation date
Exchange rate	On any currency business day, the rate for conversion of the Mexican peso into U.S. dollars (expressed as the number of units of MXN per one USD), as determined by reference to the reference source on such day.
Reference source	Bloomberg Page "WMCO" (mid)
Expected valuation date	July 21, 2014, subject to adjustment for non-currency business days
CUSIP / ISIN	61747WAS8 / US61747WAS89
Estimated value on the pricing date	Approximately $979.10 per security, or within $10.00 of that estimate. See "Summary of Pricing Supplement" in the accompanying preliminary pricing supplement.
Listing	The securities will not be listed on any securities exchange
Agent	Morgan Stanley & Co. LLC ("MS & Co."), a wholly-owned subsidiary of Morgan Stanley. See Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest" in the accompanying preliminary pricing supplement.

The securities are for investors who seek a MXN/USD exchange rate-based return as measured by the currency performance and who are willing to risk their principal and forgo current income in exchange for the potential of receiving at least the fixed percentage return if the currency performance is above the downside threshold value.

Unsecured obligations of Morgan Stanley expected to mature on July 24, 2014. Minimum ticketing size of $10,000; denominations of $1,000 and integral multiples thereof.

All payments are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

The securities are expected to price on or about July 12, 2013 and are expected to settle on or about July 17, 2013.
Fees and Commissions:

J.P. Morgan Securities LLC, acting as dealer, will receive from Morgan Stanley & Co. LLC, the agent, a fixed sales commission of 1% for each security it sells. In addition, JPMorgan Chase Bank, N.A. will purchase securities from Morgan Stanley & Co. LLC for sales to certain fiduciary accounts at a purchase price to such accounts of 99% of the stated principal amount per security and will forgo any sales commission with respect to such sales.

Morgan Stanley

The hypothetical returns set forth above are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the securities.

You should read this document together with the accompanying preliminary pricing supplement describing the offering, including the sections entitled "How does the MXN/USD exchange rate work?", "How Does the Currency Performance Formula Work?" and "Historical Information" (including the historical MXN/USD exchange rates), before you decide to invest.

1

Market Plus Notes due July 24, 2014
Based on the Performance of the Mexican Peso Relative to the U.S. Dollar
Principal at Risk Securities

Risk Factors

The securities are not secured debt, are riskier than ordinary debt securities, do not pay any interest, and unlike ordinary debt securities, do not guarantee the return of any principal at maturity. Investing in the securities is not equivalent to investing in the Mexican peso or the U.S. dollar. This section describes the most significant risks relating to the securities. For a complete list of risk factors, please see the accompanying preliminary pricing supplement, prospectus supplement and prospectus. You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.

The securities do not pay interest or guarantee return of any principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest and do not guarantee the return of any of the principal amount at maturity. If the currency performance is less than the downside threshold value, the payout at maturity will be an amount in cash that is less than the $1,000 stated principal amount of each security by an amount proportionate to the negative currency performance. There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire investment. See "How the Securities Work" in the accompanying preliminary pricing supplement.

You will not benefit from the fixed percentage if the currency performance is below the downside threshold value. If the currency performance is less than the downside threshold value, the payment at maturity will solely depend on the currency performance on the valuation date and, accordingly, you will lose the benefit of the limited protection against the loss of principal based on the fixed percentage of 9.65% . As a result, you will be exposed on a 1 to 1 basis to any negative currency performance.

The appreciation potential of the securities is limited by the currency performance formula. The formula used to calculate the currency performance limits the positive currency performance to 100%. As a result, in no event will the payment at maturity per security be greater than $2,000.

The currency performance formula will diminish any appreciation and magnify any depreciation of the Mexican peso relative to the U.S. Dollar. The securities do not provide a "linear return" on the performance of the MXN relative to the
USD. A linear return would reflect the return that would be achieved by converting a notional amount of the USD into the MXN at the initial exchange rate and then, on the valuation date, converting the resulting amount of the
MXN back into the USD at the final exchange rate. Instead, the return on the securities will be determined by reference to the currency performance formula described in this document, which do not reflect a linear return. Under this formula, any appreciation of the MXN relative to the USD will be diminished, as compared to a linear return, while any depreciation of the MXN relative to the
USD will be magnified, as compared to a linear return. Moreover, the diminishing effect on any appreciation of the MXN relative to the USD increases as the currency performance increases, and the magnifying effect on any depreciation of the MXN relative to the USD increases as the currency performance decreases. This magnifying effect on any depreciation of the MXN means that if the MXN depreciates in value by 50% relative to the USD (based on a linear return), the currency performance will be -100% and you will lose your entire initial investment in the securities. Accordingly, your payment at maturity may be less than if you had invested in similar securities that provide linear returns.

The securities are subject to currency exchange risk. Fluctuations in the exchange rate between the MXN and the USD will affect the value of the securities. The exchange rate between the MXN and the USD is volatile and is the result of numerous factors specific to Mexico and the United States including the supply of, and the demand for, the MXN, as well as government policy, intervention or actions, but is also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to different regions. Changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in Mexico and the United States, including economic and political developments in other countries. Of particular importance to potential currency exchange risk are: (i) existing and expected rates of inflation; (ii) existing and expected interest rate levels; (iii) the balance of payments; and (iv) the extent of governmental surpluses or deficits in Mexico and the United States. All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of Mexico and the United States and other countries important to international trade and finance. The weakening of the MXN relative to the USD may have a material adverse effect on the value of the securities and the return on an investment in the securities.

The securities are exposed to a single emerging markets currency and therefore expose you to a significant non-diversified currency risk. The securities are linked to the performance of a single emerging markets currency, the MXN, and therefore are subject to risk of significant adverse fluctuations in the performance of the MXN relative to the USD. The securities do not provide diversified exposure to currencies generally. As an emerging markets currency, the MXN is subject to an increased risk of significant adverse fluctuations in value. Currencies of emerging economies are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the issuing countries, which may negatively affect the value of the securities.

The exchange rate between the Mexican peso and the USD is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in Mexico or elsewhere, and by macroeconomic factors and speculative actions. Since 1994, the Mexican government has allowed the peso to float freely against the U.S. dollar and since 1982 has not restricted the ability to convert pesos into foreign currencies. The peso depreciated through the late 1990s, stabilized and strengthened in 2001 and depreciated significantly thereafter, due in large part to the worldwide economic slowdown and increased volatility in the foreign exchange markets. In 2008 and 2009, the
Mexican peso depreciated against the dollar on worries about the trouble in the global financial markets, though it has since recovered to a limited extent.
The Mexican Central Bank announced new foreign exchange intervention tools in
October 2008 but suspended the use of these intervention tools by April 2010.
There can be no assurance that the peso will not depreciate significantly in the future, as it has in the past, or that the Mexican government will maintain its current foreign exchange policies. Factors that might affect the likelihood of the government's imposing these or other exchange control restrictions include the extent of Mexico's foreign currency reserves, the availability of sufficient foreign exchange on the date a payment is due, the size of Mexico's debt service burden relative to the economy as a whole, Mexico's policy towards the International Monetary Fund, and political constraints to which Mexico may be subject.

Market Plus Notes due July 24, 2014
Based on the Performance of the Mexican Peso Relative to the U.S. Dollar
Principal at Risk Securities

Risk Factors
The market price of the securities may be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS and
Co. may be willing to purchase or sell the securities in the secondary market.
We expect that generally the exchange rate of the MXN relative to the USD on any day, including in relation to the downside threshold value, will affect the value of the securities more than any other single factor. Other factors that may influence the value of the securities include:

[]   the volatility (frequency and magnitude of changes in value) of the exchange rate;
[]   interest and yield rates in the U.S. and in Mexico;
[]   geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the MXN, the USD or currency markets generally and that may affect the final exchange rate;
[]   the time remaining until the maturity of the securities;
[]   any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price you will receive if you sell your securities prior to maturity. For example, you may have to sell your securities at a substantial loss if, at the time of sale, the currency performance is less than -10%.

The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on Morgan
Stanley's ability to pay all amounts due on the securities at maturity, and, therefore, you are subject to the credit risk of Morgan Stanley. If Morgan
Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market's view of Morgan Stanley's creditworthiness. Any actual or anticipated decline in Morgan Stanley's credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

Government intervention in the currency markets could materially and adversely affect the value of the securities. Specific currencies' exchange rates can be highly volatile and are affected by numerous factors specific to each foreign country. Foreign currency exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely. Governments, including those of Mexico and the United States, may use a variety of techniques, such as intervention by their central bank or the imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing the securities is that their liquidity, trading value and amount payable could be affected by the actions of sovereign governments that could change or interfere with previously freely determined currency valuations, fluctuations in response to other market forces and the movement of currencies across borders. There will be no offsetting adjustment or change made during the term of the securities in the event that the floating exchange rate between the MXN and the USD should become fixed. Nor will there be any offsetting adjustment or change in the event of any other devaluation or revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting the MXN, or any other currency. Therefore, any significant changes or governmental actions with respect to the MXN, the USD or any other currency that result in the weakening of the MXN relative to the USD may have a material adverse effect on the value of the securities and the return on an investment in the securities.

In addition, if the MXN is lawfully eliminated, converted, redenominated or exchanged by Mexico during the term of the securities, the calculation agent, in its sole discretion, will determine the exchange rate for the MXN (or make such adjustment to the exchange rate, as required) on the valuation date, and this determination may adversely affect the payment at maturity, if any.

Even though currencies trade around the clock, the securities will not. The interbank market in foreign currencies is a global, around -the-clock market.
Therefore, the hours of trading for the securities, if any trading market develops, will not conform to the hours during which the MXN and the USD are traded. Significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the securities. The possibility of these movements should be taken into account in relating the value of the securities to those in the underlying foreign exchange markets. There is no systematic reporting of last-sale information for foreign currencies. Reasonably current bid and offer information is available in certain brokers' offices, in bank foreign currency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the exchange rate between the MXN and the USD used to calculate the currency performance. There is no regulatory requirement that those quotations be firm or revised on a timely basis. The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

Suspension or disruptions of market trading in the MXN may adversely affect the value of the securities. The currency markets are subject to temporary distortions or other disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets, and the participation of speculators. These circumstances could adversely affect the exchange rate of between the MXN and the USD and, therefore, the value of the securities.

The amount payable on the securities is not linked to the MXN/USD exchange rate at any time other than the valuation date. The final exchange rate will be based on the MXN/USD exchange rate on the valuation date, subject to postponement for non-currency business days. Even if the MXN appreciates relative to the USD prior to the valuation date but then drops on the valuation date to so that the currency performance is below the downside threshold value, the payment at maturity will be less, and may be significantly less, than it would have been had the

Market Plus Notes due July 24, 2014
Based on the Performance of the Mexican Peso Relative to the U.S. Dollar
Principal at Risk Securities

Risk Factors

payment at maturity been linked to the MXN/USD exchange rate prior to such drop. Although the actual MXN/USD exchange rate on the maturity date or at other times during the term of the securities may be higher than the final exchange rate, the payment at maturity will be based solely on the MXN/USD exchange rate on the valuation date.

Investing in the securities is not equivalent to investing directly in the MXN.
Investing in the securities is not equivalent to investing directly in the MXN.
You may receive a lower payment at maturity than you would have received if you had invested directly in the MXN. The currency performance is dependent solely on the formula stated above and not on any other formula that could be used for calculating currency performances.

The securities will not be listed and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS and Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.
Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS and Co. is willing to transact. If, at any time, MS and Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.
Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS and Co., are willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging -related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect.
As a result, because there is no market -standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS and Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also "The market price of the securities may be influenced by many unpredictable factors" above.

The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities. As calculation agent, Morgan
Stanley Capital Services LLC, which we refer to as MSCS, will determine the initial exchange rate, the final exchange rate and the currency performance, and will calculate the amount of cash you will receive at maturity. Any of these determinations made by MSCS, in its capacity as calculation agent, including with respect to the calculation of the exchange rate in the event of a discontinuance of reporting of the MXN/USD exchange rate, may adversely affect the payout to you at maturity.

Morgan Stanley and Co. LLC, which is a subsidiary of the issuer, has determined the estimated value of the securities on the pricing date. MS and Co. has determined the estimated value of the securities on the pricing date.

Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities. One or more of our subsidiaries and/or third-party dealers expect to carry out hedging activities related to the securities (and possibly to other instruments linked to the MXN and/or the
USD), including trading in futures, forwards and/or options contracts on the
MXN; as well as in other instruments related to the MXN and/or USD. Some of our subsidiaries also trade the MXN and other financial instruments related to the
MXN on a regular basis as part of their general broker-dealer, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the pricing date could increase the value of the MXN relative to the
USD on the pricing date and, as a result, could increase the value relative to the USD that the MXN must attain on the valuation date so that you do not suffer a loss on your initial investment in the securities. Additionally, such hedging or trading activities during the term of the securities could potentially affect the exchange rate of the MXN on the valuation date and, accordingly, the amount of cash you will receive at maturity, if any.

United States federal tax consequences. Please read the discussion of United
States federal tax consequences, and any related risk factors, in the preliminary pricing supplement describing the terms of the securities.

You can review a graph setting forth the historical performance of the Mexican peso in the preliminary pricing supplement describing the terms of the securities. You cannot predict the future performance of the Mexican peso relative to the U.S. dollar based on its historical performance.

Market Plus Notes due July 24, 2014
Based on the Performance of the Mexican Peso Relative to the U.S. Dollar
Principal at Risk Securities

Important Information

The issuer has filed a registration statement (including a prospectus) with the
SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting
EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

The securities are not bank deposits and are not insured by the Federal Deposit
Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The information provided herein was prepared by sales, trading, or other non-research personnel of one of the following: Morgan Stanley and Co. LLC,
Morgan Stanley and Co. International PLC, Morgan Stanley MUFG Securities Co.,
Ltd, Morgan Stanley Capital Group Inc. and/or Morgan Stanley Asia Limited
(together with their affiliates, hereinafter "Morgan Stanley"), but is not a product of Morgan Stanley's Equity Research or Fixed Income Research
Departments. This communication is a marketing communication and is not a research report, though it may refer to a Morgan Stanley research report or the views of a Morgan Stanley research analyst. We are not commenting on the fundamentals of any companies mentioned. Unless indicated, all views expressed herein are the views of the author's and may differ from or conflict with those of the Morgan Stanley Equity Research or Fixed Income Research Departments or
others in the Firm.

Morgan Stanley is not acting as a municipal advisor and the opinions or views contained herein are not intended to be, and do not constitute, advice, including within the meaning of Section 975 of the Dodd-Frank Wall Street
Reform and Consumer Protection Act.

This material is not (and should not be construed to be) investment advice (as defined under ERISA or similar concepts under applicable law) from Morgan
Stanley with respect to an employee benefit plan or to any person acting as a
Fiduciary for an employee benefit plan, or as a primary basis for any particular plan investment decision. These materials have been based upon information generally available to the public from sources believed to be reliable. No representation is given with respect to their accuracy or completeness, and they may change without notice. Morgan Stanley on its own behalf and on behalf of its affiliates disclaims any and all liability relating to these materials, including, without limitation, any express or implied representations or warranties for statements or errors contained in, or omissions from, these materials. Morgan Stanley and others associated with it may make markets or specialize in, have or may in the future enter into principal or proprietary positions (long or short) in and effect transactions in securities of companies or trading strategies mentioned or described herein and may also perform or seek to perform investment banking, brokerage or other services for those companies and may enter into transactions with them. We may at any time modify or liquidate all or a portion of such positions and we are under no obligation to contact you to disclose any such intention to modify or liquidate or any such modification or liquidation. Morgan Stanley acts as
"prime broker" and lender for a number of hedge funds. As a result, Morgan
Stanley may indirectly benefit from increases in investments in hedge funds.
Unless stated otherwise, the material contained herein has not been based on a consideration of any individual client circumstances and as such should not be considered to be a personal recommendation. We remind investors that these investments are subject to market risk and will fluctuate in value. The investments discussed or recommended in this communication may be unsuitable for investors depending upon their specific investment objectives and financial position. Where an investment is denominated in a currency other than the investor's currency, changes in rates of exchange may have an adverse effect on the value, price of, or income derived from the investment. The performance data quoted represents past performance. Past performance is not indicative of future returns. No representation or warranty is made that any returns indicated will be achieved. Certain assumptions may have been made in this analysis which have resulted in any returns detailed herein. Transaction costs
(such as commissions) are not included in the calculation of returns. Changes to the assumptions may have a material impact on any returns detailed.
Potential investors should be aware that certain legal, accounting and tax restrictions, margin requirements, commissions and other transaction costs and changes to the assumptions set forth herein may significantly affect the economic consequences of the transactions discussed herein. The information and analyses contained herein are not intended as tax, legal or investment advice and may not be suitable for your specific circumstances. By submitting this communication to you, Morgan Stanley is not advising you to take any particular action based on the information, opinions or views contained herein, and acceptance of such document will be deemed by you acceptance of these conclusions. You should consult with your own municipal, financial, accounting
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this communication.